Exhibit 99.1
Armstrong World Industries Announces Management Change
LANCASTER, PA, February 12, 2010 — Armstrong World Industries, Inc. (“Armstrong”) (NYSE:AWI) announced today that Michael D. Lockhart will be stepping down as the Company’s chief executive and president, and as chairman of the board and a director, effective February 28, 2010. The Board has elected James J. O’Connor, currently the Company’s lead independent director, as chairman. Mr. O’Connor will head a search committee to identify and evaluate candidates for the CEO position. The Board expects to name an interim president in the near future.
The Board of Directors said in a statement:
“Armstrong has accomplished a great deal since Mike became CEO in 2000. Under his leadership, the Company resolved its asbestos liability and emerged successfully from bankruptcy reorganization. The Company’s North American floor business regained its position as an industry leader through enhanced product quality and design, and increased investment in the brand. Thanks to Mike’s prudent management during the sharp economic downturn of the last two years, Armstrong has remained profitable and has grown free cash flow. The Company will reap the benefits of his stewardship. We thank Mike for his important contributions and wish him all the best for the future.”
Mr. Lockhart added, “I have been proud to serve as Armstrong’s CEO for nearly 10 years. I want to thank the thousands of people who have worked together to successfully implement the changes necessary to make this a better company. Armstrong is about to enter a period that has the potential to be the best in its long history. The prospects for the Company are genuinely exciting and I wish my colleagues continued success.”
Mr. O’Connor, incoming chairman of the board, said “The Board and Mike agreed that this was the right time to look for new leadership to take the Company into its next phase of growth. Operationally, the Company is performing well with a strong team of senior leaders, well-known, trusted brands, a solid balance sheet, and dedicated employees. While we continue to expect 2010 to be challenging, we have complete confidence in the Company’s senior management team and their ability to continue to deliver great products and quality service to our customers and distributors around the world.”
Mr. O’Connor has served as a director of the Company since February 2007 and as the lead director since February 2009. He also serves as the lead independent director of the boards of directors of Corning, Inc., Smurfit — Stone Container Corporation, UAL Corporation and United Airlines. He retired as chairman and chief executive officer of Unicom Corporation and its subsidiary, Commonwealth Edison Company, in 1998.
Mr. O’Connor is a past chairman of the board of the Edison Electric Institute and of the Institute of Nuclear Power Operations, and he previously served as a director of Bell and Howell, Borg-Warner, Esmark, Everen Securities, First Chicago Corporation, Tribune Company and Trizec Properties, Inc. He is also active in philanthropic and social justice activities throughout the Chicago area. Mr. O’Connor is a graduate of Holy Cross College, and he has an MBA from Harvard University and a J.D. from Georgetown Law School.

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Contacts
Beth Riley, bariley@armstrong.com
Investors: (717) 396-6354
News media: (866) 321-6677
Forward Looking Statement
These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; risks related to capital investments and restructurings; reduced business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.
About Armstrong
Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2008, Armstrong’s consolidated net sales totaled approximately $3.4 billion. Based in Lancaster, Pa., Armstrong operates 36 plants in nine countries and has approximately 10,800 employees worldwide. For more information, visit www.armstrong.com.